Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-217287), Form S-3 ASR (No. 333-210612), Form S-8 (No. 333-212044), Form S-8 (No.333-109744), Form S-8 (No.333-176061), Form S-8 (No.333-100646), and Form S-8 (No.333-188008) of Callon Petroleum Company (“Callon”)  of our report dated April 28, 2017 relating to the Combined Schedules of Revenues and Direct Operating Expenses of the Properties, as defined in Note 1 - Summary of Significant Accounting Policies, for the years ended December 31, 2016 and 2015 included in Callon’s current report on Form 8-K/A filed on May 1, 2017.

/s/ WEAVER & TIDWELL, L.L.P.
Weaver & Tidwell, L.L.P.

May 1, 2017